Exhibit 10.1



                 Modification of Partnership Purchase Agreement

                                  By and Among

                      Natural Resource Group Gathering, LLC

                                       And

                            New Frontier Energy, Inc.


This instrument is intended to modify the agreement between the above parties dated December 26, 2007 and is to be effective as of December 24, 2008.

WHEREAS the New Frontier Energy, Inc. (hereinafter "NFE") entered into a purchase agreement with Natural Resource Group Gathering, LLC's (hereinafter "NRGG") purchasing NRGG's general partnership interest in Slater Dome Gathering, LLLP (hereinafter "SDG") for a purchase of price of $1,075,000, of which $268,750 was paid by NFE at closing and executed a promissory note in the amount of $806,250.00 bearing 2.5% interest maturing on December 31, 2008. On August 5, 2008 NFE made an installment payment on the note in the amount of $213,877.14 consisting of principal in the amount of $201,562.50 and interest of $12,314.64 to that date.

WHEREAS the parties desire to extend the promissory note for one year under the same terms and conditions with NFE making a payment on December 24, 2008 of $207,443.71 comprised of $201,562.50 and accrued interest to December 24, 2008 in the amount of $5,881.21.

IN WITNESS WHEREOF, NFE and NRGG have caused this modification to the Promissory Note and Partnership Interest Purchase Agreement dated December 26, 2007 to be executed under seal by its duly authorized officers or members as of December 24, 2008.

NEW FRONTIER ENERGY, INC.                  Natural resource Group Gathering, LLC

By: /s/ Les Bates                          /s/ Paul G. Laird
    -----------------------                -------------------------------------
    Les Bates                              Paul G. Laird
    Chief Financial Officer                Managing Member




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